UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2015

WAYFAIR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place, 7th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 532-6100

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

The Board of Directors (the “Board”) of Wayfair Inc. (the “Company”) has elected Robert James (Bob) Gamgort as a director of the Company effective February 1, 2015. Mr. Gamgort has also been appointed to serve on the compensation committee of the Board.  Mr. Gamgort will serve on the Board until the Company’s 2015 Annual Meeting of Stockholders, until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Mr. Gamgort was recommended for election to the Board by the nominating and corporate governance committee of the Board, in accordance with the provisions of its charter.

There are currently no arrangements or understandings between Mr. Gamgort and any other person pursuant to which Mr. Gamgort was elected as a director. There are currently no transactions in which Mr. Robertson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his election to the Board, the Board intends to grant Mr. Gamgort a restricted stock unit award under the Company’s 2014 Incentive Award Plan for 9,945 shares of the Company’s Class A common stock, which will vest as to 1/3rd of the total number of shares on February 1, 2016 and as to an additional 1/12th of the total number of shares upon the completion of each 3-month period thereafter for a total of 3 years, subject to continued service by Mr. Gamgort through each such vesting date.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: February 4, 2015	By:	/s/ Nicholas Malone

Nicholas Malone
Chief Administrative Officer and Treasurer

3